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          CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the inclusion of our review report dated August 2, 2001, on the financial statements of Green Fusion Corporation ("the Company") for the period ended June 30, 2001 and June 30, 2000 in the Company's form S-8 registration statement to be filed with the United States Securities and Exchange Commission. We also consent to the application of such report to the financial information in the Form S-8, when such financial information is read in conjunction with the financial statements referred to in our report.

/s/ Sarna & Company
Sarna & Company
Certified Public Accountants
Westlake Village
November 27, 2001